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                                                                   EXHIBIT 10.45



                         CONSULTING SERVICES AGREEMENT
                                    BETWEEN
                              ILEX ONCOLOGY, INC.
                                      AND
                         CHARLES A. COLTMAN, JR., M.D.

         THIS AGREEMENT is made and entered into as of the 16th day of March, 1996, (the "Effective Date") by and between Ilex Oncology, Inc., a Delaware corporation ("Ilex Oncology"), and Charles A. Coltman, Jr., M.D., an individual residing in San Antonio, Texas ("Dr. Coltman").

         IN CONSIDERATION of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1.0 Engagement. Ilex Oncology hereby engages Dr. Coltman to serve as a consultant to Ilex Oncology, and Dr. Coltman hereby accepts such engagement, upon and subject to the terms and conditions set forth herein. The parties understand and acknowledge that Dr. Coltman is a respected faculty member of the University of Texas Health Science Center at San Antonio ("UTHSCSA"). The parties will endeavor to ensure that the terms of this Agreement do no interfere with Dr. Coltman's obligations to UTHSCSA or any other institution or entity with which Dr. Coltman is affiliated. As it is recognized that Dr. Coltman must obtain certain approvals for this consulting agreement from UTHSCSA and/or the University of Texas System, Ilex Oncology will assist Dr. Coltman in obtaining such approvals. Additionally, Dr.
Coltman is affiliated with CTRC Research Foundation, and as a consultant to other pharmaceutical companies. To the extent that those engagements also require approvals for this agreement, Dr. Coltman shall be primarily responsible for securing the same, with the assistance of Ilex Oncology. This agreement is expressly conditional upon obtaining such approvals, and shall terminate if such approvals cannot be obtained within a reasonable period of time after the Effective Date.

         2.0 Affiliations. From and following the Effective Date of this Agreement, Dr. Coltman shall not undertake any further affiliations that would conflict with his duties and responsibilities hereunder without Ilex Oncology's written consent, which consent shall not be unreasonably withheld. Dr. Coltman shall, upon execution of this agreement, disclose to Ilex Oncology all consulting engagements of Dr. Coltman and disclose all new consulting engagements of Dr. Coltman which are undertaken during the term of this agreement. Such disclosures shall be made in writing to the President of Ilex Oncology.





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         3.0.    Duties.  Dr. Coltman agrees to provide the services set forth on Exhibit A which is incorporated herein for all purposes. The parties understand and acknowledge that potential conflicts or duality of interest, or the appearance of such conflict or duality of interest, may arise during Dr. Coltman's performance of those duties and services as a result of Dr. Coltman's other affiliations. Both parties recognize the importance of avoiding both actual conflicts and the appearance of conflicts of interest. The parties will therefore mutually develop procedures for identifying and evaluating actual, potential and apparent conflicts of duality of interests, as well as procedures for ensuring strict compliance with all applicable conflicts of interest laws, rules, regulations and policies adopted by the State of Texas, the University of Texas System, UTHSCSA, the Cancer Therapy and Research Foundation of South Texas (and its affiliated entities), and other interested institutions, companies or concerns. In discharging his duties and responsibilities hereunder, Dr. Coltman will advise Ilex Oncology when and if an actual or potential conflict arises. The parties will then mutually work at attempting to resolve the conflict. If a resolution is not possible, Dr. Coltman shall be excused from performing whatever duties or services which gave rise to the actual, potential or apparent conflict.

         4.0 Compensation. Compensation for Dr. Coltman's services shall be in accordance with Exhibit B, which is attached hereto and incorporated herein for all purposes.

         5.0 Independent Contractor. The parties understand and acknowledge that Dr. Coltman is an independent contractor and is not an employee of Ilex Oncology for the purposes of this Agreement, the Social Security Act, the income withholding provisions of the Internal Revenue Code of 1986, as amended, or other federal or state laws relating to compensation, insurance, unemployment, or workman's compensation. Dr. Coltman acknowledges and agrees that it shall be his obligation to report as self-employment income all compensation received or accrued as a result of this Agreement. Dr. Coltman acknowledges that he will not be entitled to any insurance, pension, profit sharing, retirement or other employee benefits which Ilex Oncology may provide to its employees during the term of this Agreement. This Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship, or as granting a franchise under either federal or state law.

         6.0 Inventions. The parties acknowledge that the terms of Dr. Coltman's affiliation with other companies and institutions may require, to varying degrees and under certain conditions, that Dr. Coltman assign his rights to any discoveries, inventions or developments to such companies and institutions. IN the performance of his duties and responsibilities hereunder, Dr. Coltman may conceive, make or develop products, processes or other intellectual property. It is the intent of the parties that intellectual property conceived, made or developed by Dr. Coltman during the performance of his duties and responsibilities hereunder that related to Ilex Oncology's business, or that is conceived, make or developed using Ilex Oncology's funds, facilities, materials or information, shall be owned by Ilex Oncology. Dr. Coltman will use his best good faith efforts to ensure that his obligations under affiliations with other





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
companies or institutions do not extend to intellectual property rightfully owned by Ilex Oncology. Dr. Coltman will assist Ilex Oncology in obtaining legal protection for such intellectual property as part of his duties and responsibilities hereunder, and will execute such documents as reasonably necessary to secure such protection and confirm ownership in Ilex Oncology. The parties will develop procedures for identifying and reporting such intellectual property to Ilex Oncology, as well as identifying any potentially conflicting claims to such intellectual property. In the event of such potentially conflicting claims, the parties will mutually cooperate in resolving such conflicts.

         7.0 Confidential Information. Dr. Coltman agrees to maintain in confidence all information and materials provided by, or obtained from or through, Ilex Oncology including, without limitation, all information regarding drugs; pharmaceuticals; gene manipulations and/or therapy; products, compounds and compositions resulting from chemical, DNA, genetic engineering or other methods; potential new uses of existing drugs, compounds or compositions; medical devices; and all financial information, computer software and documentation; and other information relating to the business of Ilex Oncology (collectively, the "Confidential Information"). Dr. Coltman shall not publish, use or disclose Confidential Information learned, developed or acquired as a result of services offered under this Agreement without Ilex Oncology's prior written consent. Confidential Information shall not include (i) information which was rightfully in Dr. Coltman's possession without an obligation of confidentiality prior to disclosure by or through Ilex Oncology' (ii) information which lawfully becomes part of the public knowledge, literature or generally available to the public through no act of Dr. Coltman' or (iii) information obtained from any third party, provided that any such third party did not obtain such information from Ilex Oncology or obtain such information in confidence. Dr. Coltman shall protect the Confidential Information and shall take all reasonable steps to prevent the unauthorized disclosure, dissemination, or publication of the Confidential Information.

         All data, records, analyses, reports and material prepared or compiled by Dr. Coltman or furnished to Dr. Coltman during the term hereof shall be the sole and exclusive property of Ilex Oncology, and all of such data, records, analyses, reports and materials, and all copies thereof, shall be delivered to Ilex Oncology at its request or on the termination of this Agreement.

         The parties acknowledge that the terms of Dr. Coltman's other affiliations also contain or require certain obligations of confidentiality. In discharging his duties relative to Confidential Information, Dr. Coltman shall advise Ilex Oncology when and if an actual or potential conflict with such other obligations arise. The parties will then mutually work at attempting to resolve the conflict. If such conflict cannot be resolved, Dr. Coltman is expressly excused from performing any services hereunder that would result in a breach or potential breach of his confidentiality obligations owed to another entity.

         8.0     Term and Termination.





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         8.1     Term.  Subject to the rights of termination set forth in this
Section 8.0, this Agreement shall remain in full force and effect from November 1, 1994 until October 31, 1998, unless sooner terminated by Dr. Coltman's death or continuing inability to discharge the duties hereunder for three (3) consecutive months. Ninety (90) days prior to the end of the term of this Agreement, the parties shall enter into negotiations regarding the renewal of this Agreement or the execution of a new agreement, which renewal or new agreement shall contain such terms and conditions as may be agreed by the parties.

         8.2 Voluntary Termination. During the term of this Agreement, either party may terminate the Agreement without cause, by giving sixty (60) days written notice of termination to the other party.

         8.3 Termination With Cause. In the event of breach of this Agreement by either party, the non-breaching party may, at its option, cancel this Agreement for such breach by giving written notice of cancellation to the breaching party, which cancellation shall be effective thirty (30) days following the delivery of such notice or such later time as may be specified in such notice, unless the breaching party shall have cured such breach prior to the expiration of the notice.

         8.4 Limited Survival Upon Termination. Sections 6 and 7 shall survive termination of this Agreement and shall remain in full force and effect.

         9.0     Miscellaneous.

         9.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon hand delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, as follows:

         If to Ilex Oncology:

                 Ilex Oncology, Inc.
                 14960 Omicron
                 San Antonio, Texas  78245
                 Attention:  Richard L. Love

         If to Dr. Coltman:

                 Charles A. Coltman, Jr., M.D.
                 13206 Hunters View
                 San Antonio, Texas  78230

or at such other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.





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         9.2     Amendments and Waiver.  This Agreement may be amended or
modified by, and only by, a written instrument executed by all the parties hereto. The terms of this Agreement may be waived by, and only by, a written instrument executed by the party against whom such waiver is sought to be enforced.

         9.3 Section and Other Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         9.5 Assignments and Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement calls for Dr. Coltman's personal services and may not be assigned by Dr. Coltman without the prior written consent of Ilex Oncology.

         9.6 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         9.7 Agreement of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

         9.8 Entire Agreement. This Agreement, together with all exhibits hereto, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

         9.9 Severability. If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void this Agreement or affect the remaining terms and provisions of this Agreement, and this Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

         9.10 Applicable Law. This Agreement has been accepted and made performable in Bexar County, Texas. This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Texas, without giving effect to principles of conflict of laws. The exclusive venue for resolution of any dispute between the parties related to the subject matter of this Agreement shall be in Bexar County, Texas.





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         9.11    IRS Contingency.  Notwithstanding anything contained herein to the contrary, Ilex Oncology and Dr. Coltman agree that they shall negotiate in good faith to reach an equitable adjustment to the provisions of this Agreement in the event that either (a) the United State Internal Revenue Service notifies the Cancer Therapy and Research Foundation of South Texas ("CTRF") and/or CTRC Research Foundation ("CTRC"), or any affiliate thereof that it will not rule that the establishment and operation of Ilex Oncology will not adversely affect CTRF's, CTRC's or any such affiliate's status as an exempt organization under
Section 501(c)(3) of the Internal Revenue Code, or the Internal Revenue Service otherwise asserts that the establishment and operation of Ilex Oncology may adversely affect CTRF's, CTRC's or any such affiliate's status as an exempt organization under Section 501(c)(3) of the Internal Revenue Code; or (b) Ilex Oncology fails to receive at least three million dollars ($3,000,000) by June 30, 1996 from the sale to persons other than CTRF, CTRC and their affiliates of its common or preferred stock. If Ilex Oncology and Dr. Coltman cannot reach such an agreement within ninety (90) days subsequent to the occurrence of such an event, this Agreement shall automatically terminate as of the expiration of that ninety (90) day period.

         EXECUTED as of the day and year first above written.


                                       ILEX ONCOLOGY, INC.


                                       By:  /s/ RICHARD LOVE
                                          --------------------------------
                                       Name:  Richard Love
                                            ------------------------------
                                       Title: President
                                             -----------------------------



                                       CONSULTANT:



                                       /s/ CHARLES A. COLTMAN, JR.
                                       -----------------------------------
                                       Charles A. Coltman, Jr., M.D.





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                                   EXHIBIT A

                              DUTIES AND SERVICES


         1.0 Consultation Services. Dr. Coltman shall perform the following services for Ilex Oncology:

                 1.1 Committee Co-Chairman. Dr. Coltman shall be a member of the Scientific Advisory Committee ("SAC") and serve as co-chairman of the committee. Dr. Coltman shall attend all meetings of the SAC which shall meet at least four times per year.

                 1.2 Drug Acquisition. Dr. Coltman shall, consistent with the terms of this Agreement and in collaboration with the SAC, advise the management of Ilex Oncology of viable opportunities for Ilex Oncology to acquire for the purpose of commercialization chemotherapy compounds and drugs as well as therapeutic or supportive care compounds.

                 1.3 Clinical Development Strategies. Dr. Coltman shall, consistent with the terms of this Agreement and as part of his duties with the SAC, assist Ilex Oncology in the development of clinical development strategies.

                 1.4 Scientific Review. In conjunction with the SAC, Dr. Coltman shall review scientific and clinical data on compounds acquired by Ilex Oncology. As co-chairman of the SAC, Dr. Coltman shall assist in reporting to the management of Ilex Oncology the results of the SAC findings and recommendations relative to such requisite standards of conduct.

         2.0 Requisites. In providing services under this Agreement, Dr. Coltman shall at all times perform his duties and responsibilities in conformance with the following requisite standards of conduct:

                 2.1 Dr. Coltman shall not make any recommendations about, or actively participate in decisions regarding the acquisition of technologies or compounds owned or discovered by or licensed to CTRC Research Foundation ("CTRC Research"), when such actions would constitute a conflict of interest, give the appearance of a conflict of interest or a breach of any policy of CTRC Research of Ilex Oncology.

                 2.2 Dr. Coltman shall not make any recommendations about, or actively participate in decisions regarding the acquisition of technologies or compounds owned or discovered by or licensed to The University of Texas Health Science Center at San Antonio ("UTHSCSA"), when such actions would constitute a conflict of interest, give the appearance of a conflict of interest or a breach of any policy of UTHSCSA or Ilex Oncology.






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                 2.3      Dr. Coltman shall not make any recommendations about,
or actively participate in decisions regarding the acquisition of technologies or compounds for which Dr. Coltman was the Principal Investigator, supervised the Principle Investigator or provided leadership for the clinical or preclinical studies for such compounds or technologies, when such actions would constitute a conflict of interest, give the appearance of a conflict of interest or a breach of any policy of Ilex Oncology or the sponsor of the study, including in particular Dr. Coltman's affiliation with Southwest
Oncology Group.

                 2.4 Dr. Coltman shall not function as the Principal Investigator for or supervise the Principal Investigator for clinical or preclinical studies conducted by Ilex Oncology.

                 2.5 If Dr. Coltman publishes an article, paper or other work regarding technologies or compounds owned or discovered by Ilex Oncology or licensed to Ilex Oncology, Dr. Coltman shall make an appropriate disclosure of the fact that he has a financial interest in the company.





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                                   EXHIBIT B

                                  COMPENSATION


1. Ilex Oncology shall pay to Dr. Coltman the following fees for Dr. Coltman's services:

         a. A retainer of fifteen thousand dollars ($15,000.00) per year, which shall be paid within thirty (30) days of the execution of this Agreement and on the anniversary thereof;

         b. Two thousand dollars ($2,000.00) per day for every full day in which services are provided pursuant to this Agreement and for partial days. Dr. Coltman shall be compensated at the rate of two hundred fifty dollars ($250.00) per hour; and

         c. Two thousand dollars ($2,000.00) per meeting for attending meetings of the SAC.

2.       a.      Right to Purchase Common Stock.  In addition to the fees
                 described above, Dr. Coltman shall be entitled, for a period of thirty (30) days from the date of this Agreement, to purchase up to 480,000 shares (the "Shares") of common stock, par value $.01 per share, of Ilex Oncology at a price of $.10 per share (the "Purchase Price").

         b. Financing. Ilex Oncology will loan Dr. Coltman up to forty-eight thousand dollars ($8,000.00) for the purchase of the Shares. Such loan will be evidenced by a promissory note (the "Note") and related agreements as required by Ilex Oncology. The Note will bear interest at a rate of eight percent (8%) simple interest (i.e. not compounded) and will be payable in quarterly installments based upon a ten (10) year amortization schedule and will mature on the fourth anniversary of this Agreement. The Note shall be secured by a pledge of that number of Shares basis determined by dividing the outstanding principal balance of the Note by the per share purchase price of the Shares (e.g. if the Note balance is $20,000, the number of Shares pledged would be 200,000), with a mechanism for partial releases of pledged shares to reflect reductions in the unpaid balance of the Note on the same basis.

         c. Restrictions on Shares. Dr. Coltman's ownership of the Shares shall be subject to the following restrictions, in addition to restrictions on transfer that might be imposed by applicable state or federal securities laws:

                 (1) For a period of four (4) years from the date Dr. Coltman purchases the Shares (the "Purchase Date"), Dr. Coltman shall not sell, transfer, pledge or otherwise dispose of or encumber the Shares, or any of them, other than as provided in this Agreement.

                 (2) In the event this Agreement is terminated during the term hereof for cause by Ilex Oncology or without cause by Dr. Coltman, Ilex Oncology shall have the right, but not the obligation, to purchase the Shares from Dr. Coltman; provided, however, that the number of Shares to which such right to purchase applies shall be reduced by 25% for each year of the term hereof which has been completed as of the effective date of such termination (the "Termination Date"). For example, if three years have been completed under this Agreement as of the Termination Date, Ilex Oncology shall have the right to purchase a number of Shares equal to 25% of the number of Shares originally purchased by Dr. Coltman pursuant to this Agreement. The price per share to be paid by Ilex Oncology for any Shares purchased by it pursuant to this paragraph shall be equal to the Purchase Price plus interest at the Agreed Rate from the Purchase Date through the Termination Date.

3.       Stock Option

         a. As additional compensation for services rendered under this Agreement, Ilex Oncology shall grant to Dr. Coltman an option to acquire up to a certain number of shares of common stock ("Common Stock") of Ilex Oncology. The exercise price of the option shall be equal to the Common Stock equivalent purchase price per share of equity securities (anticipated to be preferred stock) issued by Ilex Oncology pursuant to its initial private placement or other offering which results in gross proceeds to Ilex Oncology in excess of $3 million. The number of shares of Common Stock covered by the option shall be equal to $100,000 divided by the Common Stock equivalent purchase price per share applicable to such offering (for example, if the private placement price is $1.50 per share, Dr. Coltman would receive an option to acquire up to 66,667 shares). The option shall vest over four (4) years as follows: 25% on the first anniversary of this Agreement, 25% on the second anniversary of this Agreement, 25% on the third anniversary of this Agreement, and 25% on the fourth anniversary of this Agreement. All options must be exercised upon the later of (i) the fifty year anniversary of this Agreement, (ii) one year subsequent to the termination of employment, for any reason, from Ilex Oncology, or (iii) one year subsequent to the termination of the "lock-up period" that is negotiated by Ilex Oncology and its underwriters in connection with an initial public offering of Ilex Oncology's Common Stock (the "Option Term"). The option will be granted contemporaneously with the completion of such initial private placement or other offering pursuant to a separate instrument which shall make reference to the provision of this Agreement.

         b. The stock option issued by Dr. Coltman pursuant to this Section shall be consistent with Ilex Oncology's stock option plan (the "Plan") to be adopted for key employees of Ilex Oncology. Accordingly, Dr. Coltman shall have the following rights relating to termination of this Agreement pursuant to the provisions of Article 8:

                 (1) In the event of termination by Ilex Oncology without cause under Section 8.2; (i) outstanding stock options held by Dr. Coltman which are then vested shall remain exercisable for the Option Term, (ii) if, within ten (10) days of such termination, Dr. Coltman notifies Ilex Oncology that he is making an election under this Section, outstanding stock options held by Dr. Coltman which would vest within one year from the date of termination shall automatically become vested and remain exercisable for the Option Term, and (iii) after giving effect to any accelerated vesting under clause (ii) above, any then unvested portion of Dr. Coltman's outstanding stock options shall lapse.

                 (2) In event of termination by Ilex Oncology for "cause" under Section 8.3, upon death or disability of Dr. Coltman or by Dr. Coltman pursuant to a voluntary resignation under Section 8.2, (i) any portion of Dr. Coltman's outstanding stock options which are vested as of the date of termination shall remain exercisable for the Option Term, and (ii) any then unvested portion of Dr. Coltman's outstanding stock options shall lapse.